Exhibit 99
WELLS FARGO & COMPANY
2022 LONG-TERM INCENTIVE PLAN

1.Purpose. The purpose of this Wells Fargo & Company 2022 Long-Term Incentive Plan, as amended and restated as of the 2026 Restatement Date, and as may be further amended from time to time (the “Plan”) is to assist Wells Fargo & Company (the “Company”) and its Affiliates (as defined below) in attracting, retaining and rewarding employees, officers and directors, and to motivate them to achieve company goals and to drive sustained shareholder value.
2.Administration.
2.1    Administration of the Plan. The Plan shall be administered by the Committee. Any power of the Committee may also be exercised by the Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Any or all aspects of the administration of the Plan may be delegated to one or more officers or Employees, including, without limitation, the authority to grant Awards to Participants who are not Executive Officers, if and to the extent permitted by applicable law.
2.2    Defined Terms. Terms in the Plan that begin with an initial capital letter and are not otherwise defined in the text of the Plan are defined as set forth in Appendix A.
2.3    Powers of the Committee. Subject to the express provisions of this Plan, including, without limitation, Section 24, the Committee shall be authorized and empowered to take all actions that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are eligible to be granted Awards under Section 4, to which of such persons, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions of Awards, including the number of Shares subject to Awards, the exercise or purchase price of such Shares, and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors; (iv) to establish and certify the extent of satisfaction of any performance criteria or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of Award Agreements or other communications evidencing Awards made under this Plan (which need not be identical) (including, without limitation, to modify, amend, or accelerate Awards, subject to Sections 9.6 and 10.4) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 22; (vii) to interpret and construe this Plan, any rules and regulations under this Plan, and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.
2.4    Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, Beneficiaries, heirs or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.
3.Shares Available Under the Plan. Subject to adjustment as provided in Section 22, the maximum aggregate number of Shares issuable pursuant to all Awards under the Plan on or after the 2026 Restatement Date shall be equal to the sum of: (i) 45,000,000 Shares, newly authorized as of the 2026 Restatement Date, plus (ii) 42,708,557 Shares, which is the number of Shares previously reserved for issuance under the Plan as of the Effective Date (not including Shares under part (iii) hereof), plus (iii) any Shares subject to equity compensation awards that were outstanding under the Company’s Long-Term Incentive Compensation Plan (the “LTICP”) on the Effective Date that are subsequently canceled, forfeited, expired, or settled in cash. The Shares issued pursuant to Awards granted under this Plan may consist, in whole or in part, of authorized but unissued Shares or treasury Shares not reserved for any other purpose. For purposes of this Section 3, the aggregate number of Shares available for Awards under this Plan at any time shall not be reduced with respect to Shares attributable to Awards that have been canceled, expired, forfeited or settled in cash. Except in the case of Options, Incentive Stock Options or Stock Appreciation Rights, in the event that withholding tax liabilities arising from an Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan. Substitute Awards may be granted under this Plan and such Substitute Awards shall not reduce the aggregate number of Shares available for Awards under this Plan.
4.Participation. Participation in the Plan shall be limited to Employees of the Company or an Affiliate selected by the Committee and to Directors. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any subsidiary within the meaning of the Code. Participation is entirely at the discretion of the Committee and is not automatically continued or otherwise guaranteed after an initial period of participation.
5.Performance Shares and Performance Units. An Award of Performance Shares or Performance Units under the Plan shall entitle the Participant to future payments or Shares or a combination thereof based upon the level of achievement with respect to one or more pre-established performance criteria established for one or more Performance Periods. The Performance Period over which Performance Shares or Performance Units are earned shall not be less than one year nor more than five years as specified by the Committee.
5.1    Amount of Award. The Committee shall establish a maximum amount of a Participant’s Award, which amount shall be denominated in Shares in the case of Performance Shares or in dollars in the case of Performance Units.
5.2    Communication of Award. Each Award Agreement evidencing an Award of Performance Shares or Performance Units shall contain provisions regarding (i) the target and maximum amount payable to the Participant pursuant to the Award, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the Performance Period over which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned based on performance, (v) restrictions on the alienation or transfer of the Award prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Committee.
5.3    Performance Criteria. Performance criteria established by the Committee shall relate to corporate, group, unit, individual or other performance, and may be established according to financial or nonfinancial metrics, or such other measures or standards determined by the Committee. Multiple performance criteria may be used and the components of multiple performance criteria may be given the same or different weighting in determining the amount of an Award earned, and may relate to absolute performance or relative performance measured against other groups, units, individuals or entities.
5.4    Payment of Awards. Following the conclusion of each Performance Period, the Committee shall determine the extent to which performance criteria have been attained, and the satisfaction of any other terms and conditions with respect to an Award relating to such Performance Period. The Committee shall determine what, if any, payment is due with respect to an Award and whether such payment shall be made in cash, Shares or a combination thereof. Payment shall be made on such date(s) after the end of the applicable Performance Period as the Committee establishes at the time the Award is granted in a single lump sum unless the Committee provides otherwise, subject to such terms and conditions and in such form as may be prescribed by the Committee. Unless the Committee provides otherwise, the payment date so established by the Committee shall not be later than March 15 of the year after the year in which the Performance Period ends. Payment in Shares may be in Restricted Stock as determined by the Committee at the time the Award is granted.

6.Restricted Stock. An Award of Restricted Stock under the Plan shall consist of Shares, the grant, issuance, retention, vesting and/or transferability of which are subject, during specified periods of time, to such conditions and terms as the Committee deems appropriate. Awards of Restricted Stock granted pursuant to the Plan need not be identical, but each grant of Restricted Stock must contain and be subject to the terms and conditions set forth below.
6.1    Award Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement. Each Award Agreement shall contain provisions regarding terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Committee. Shares issued under an Award of Restricted Stock may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Committee may provide.
6.2    Vesting and Lapse of Restrictions. The grant, issuance, retention, vesting and/or settlement of Shares of Restricted Stock shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee; provided that except as set forth in this Plan, in no event shall the grant, issuance, retention, vesting and/or settlement of Shares under an Award of Restricted Stock that is based on performance criteria and the level of achievement versus such criteria be subject to a Performance Period of less than one year and no condition that is based solely upon continued employment or the passage of time shall provide for vesting or settlement of an Award of Restricted Stock less than one year from the date the Award is granted, in each case other than if accelerated as a result of or upon the death, disability or Retirement of the Participant or a Change in Control. Notwithstanding anything herein to the contrary, the limitations contained in the preceding sentence shall not apply to Restricted Stock that is granted in lieu of salary, cash bonus or other cash compensation or to Substitute Awards, in which case there may be no minimum Term, and, for purposes of this limitation, “one year” shall with respect to a Director include the period from one annual shareholder meeting until the next annual shareholder meeting. In addition, notwithstanding anything herein to the contrary, the Committee may grant Awards of Restricted Stock, Stock Awards and Restricted Share Rights which vest prior to one year from the date of grant (“Shorter Vesting Awards”) as determined by the Committee and evidenced in an Award Agreement provided that the aggregate number of Shares underlying all such Shorter Vesting Awards granted on or after the Effective Date under the Plan shall not exceed 5% of the aggregate number of Shares set forth in Section 3, as adjusted pursuant to Section 22.
6.3    Rights as a Shareholder. Unless the Committee provides otherwise, a Participant shall have all voting, dividend, liquidation and other rights with respect to Restricted Stock held by such Participant as if the Participant held unrestricted Shares provided that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to Sections 6.1, 6.2 and 6.4 and the limitation on dividends set forth in this Section 6.3. Any dividends or distributions paid with respect to shares of unvested Restricted Stock shall be subject to the same restrictions and vesting schedule as the Shares to which such dividends or distributions relate. Dividends or distributions may be accumulated but shall not be paid with respect to unvested Restricted Stock unless and until the vesting conditions are satisfied.
6.4    Other Restrictions. The Company may retain any Shares of Restricted Stock in the Company’s possession or held in escrow by a designated employee or agent of the Company or any Affiliate until any restrictions and/or conditions applicable to Shares of Restricted Stock so retained have been satisfied or lapsed. Any certificate issued in respect to an Award of Restricted Stock may, at the election of the Committee, bear a legend considered appropriate by the Committee.
7.Stock Awards.
7.1    Grant. A Participant may be granted one or more Stock Awards under the Plan; provided that such Award to an Employee is granted in lieu of salary, cash bonus or other cash compensation. Stock Awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee.

7.2    Rights as a Shareholder. A Participant shall have all voting, dividend, liquidation and other rights with respect to Shares issued to the Participant as a Stock Award under this Section 7 upon the Participant becoming the holder of record of the Shares granted pursuant to such Stock Award; provided that the Committee may impose such restrictions on the assignment or transfer of Shares awarded pursuant to a Stock Award as it considers appropriate. Any dividends or distributions paid with respect to shares of unvested Stock Awards shall be subject to the same restrictions and vesting schedule as the Shares to which such dividends or distributions relate. Dividends or distributions may be accumulated but shall not be paid with respect to unvested Stock Awards unless and until the vesting conditions are satisfied.
8.Restricted Share Rights. Restricted Share Rights are Awards denominated in units under which the issuance of Shares or payment is subject to such conditions and terms as the Committee deems appropriate. Restricted Share Rights granted pursuant to the Plan need not be identical, but each grant of Restricted Share Rights must contain and be subject to the terms and conditions set forth below.
8.1    Award Agreement. Each Award of Restricted Share Rights shall be evidenced by an Award Agreement. Each Award Agreement shall contain provisions regarding terms and conditions, in each case not inconsistent with this Plan, as may be determined from time to time by the Committee.
8.2    Vesting and Lapse of Restrictions. The grant, issuance, retention, vesting and/or settlement of Restricted Share Rights shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of Restricted Share Rights subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee; provided that except as set forth in this Plan, in no event shall the grant, issuance, retention, vesting and/or settlement of Shares under an Award of Restricted Share Rights that is based on performance criteria and the level of achievement versus such criteria be subject to a Performance Period of less than one year, and no condition that is based solely upon continued employment or the passage of time shall provide for vesting or settlement of an Award of Restricted Share Rights over a Term of less than one year from the date the Award is granted, in each case other than if accelerated as a result of or upon the death, disability or Retirement of the Participant or a Change in Control. Notwithstanding anything herein to the contrary, the limitations contained in the preceding sentence shall not apply to an Award of Restricted Share Rights that is granted in lieu of salary, cash bonus or other cash compensation or to Substitute Awards, in which case there may be no minimum Term, and, for purposes of this limitation, “one year” shall with respect to a Director include the period from one annual shareholder meeting until the next annual shareholder meeting. In addition, notwithstanding anything to the contrary herein, the Committee may grant Shorter Vesting Awards as determined by the Committee and evidenced in an Award Agreement provided that the aggregate number of Shares underlying all such Shorter Vesting Awards granted on or after the Effective Date under the Plan shall not exceed 5% of the aggregate number of Shares set forth in Section 3, as adjusted pursuant to Section 22. Notwithstanding anything in this Section 8.2 to the contrary, settlement of Restricted Share Rights shall be completed not later than March 15 of the year after the year in which the vesting restrictions lapse on such Restricted Share Rights unless the Committee provides otherwise.
8.3    Rights as a Shareholder. Participants shall have no voting rights with respect to Shares underlying Restricted Share Rights unless and until such Shares are reflected as issued and outstanding Shares on the Company’s stock ledger. Shares underlying Restricted Share Rights shall be entitled to dividend equivalents only to the extent provided by the Committee but shall not be paid with respect to unvested Restricted Share Rights unless and until the vesting conditions are satisfied although they may be accumulated until such time. Any dividend equivalents with respect to unvested Restricted Share Rights shall be subject to the same restrictions and vesting schedule as Restricted Share Rights to which such dividend equivalents relate. Dividends or distributions may be accumulated but shall not be paid with respect to unvested Restricted Share Rights unless and until the vesting conditions are satisfied.

9.Options. The Committee may grant an Option or provide for the grant of an Option, either from time-to-time in the discretion of the Committee or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance criteria. Except to the extent provided herein, no Participant (or Beneficiary of a deceased Participant) shall have any rights as a shareholder with respect to any Shares subject to an Option granted hereunder until said Shares have been issued. Options granted pursuant to the Plan need not be identical, but each Option must contain and be subject to the terms and conditions set forth below.
9.1    Type of Option; Number of Shares. Each Option shall be evidenced by an Award Agreement identifying the Option represented thereby as an Incentive Stock Option or Non-Qualified Stock Option, as the case may be, and the number of Shares to which the Option applies.
9.2    Exercise Price. The exercise price under each Option shall be established by the Committee and shall not be less than the Fair Market Value of the Shares subject to the Option on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a Substitute Award for options held by optionees of the acquired entity may be less than 100% of the Fair Market Value on the date such Option is granted. The terms and conditions of any Substitute Award are intended to meet all requirements necessary to prevent such Substitute Awards from being treated as the grant of a new stock right or a change in the form of payment within the meaning of the final regulations under Code §409A.
9.3    Exercisability. The Committee shall have the right to make the timing of the ability to exercise any Option subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Committee, provided that in no event shall any Option awarded to a Participant provide for full or partial vesting in a period of less than one year, other than if accelerated as a result of or upon the death, disability or Retirement of the Participant or a Change in Control.
9.4    Exercise Term. Each Option shall have a Term established by the Committee, provided that no Option shall be exercisable after ten years from the date of grant.
9.5    Payment for Shares. The exercise price of the Shares with respect to which an Option is exercised shall be payable at the time of exercise in accordance with procedures established by the Company. The exercise price of any Option may be paid in cash or, to the extent allowed by the Committee, an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery (either physically or by attestation) of previously owned Shares, or a combination thereof or any other method approved by the Committee.
9.6    No Repricing. Other than in connection with a change in the Company’s capitalization or other transaction (as described in Section 22), an Option may not be repriced without shareholder approval (including canceling previously awarded Options and regranting them with a lower exercise price, canceling outstanding Options with an exercise price less than Fair Market Value in exchange for cash or Awards or taking any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded).
9.7    Incentive Stock Options. In the case of an Incentive Stock Option, each Option shall be subject to any terms, conditions and provisions as the Committee determines necessary or desirable in order to qualify the Option as an Incentive Stock Option. Notwithstanding anything to the contrary in this Section 9, in the case of an Incentive Stock Option (a) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company, the exercise price of such Option must be at least 110 percent of the Fair Market Value of the common stock of the Company on the date of grant, and the Option must expire within a period of not more than five years from the date of grant, (b) termination of employment will be deemed to occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its subsidiaries and (c) the number of Shares that may be issued upon exercise of Incentive Stock Options shall not exceed the aggregate Share number stated in Section 3 (including adjustment as provided in Section 22).

Notwithstanding anything in this Section 9 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and shall be deemed Non-Qualified Stock Options) to the extent that either (i) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Affiliate) exceeds $100,000, taking Options into account in the order in which they were granted, and (ii) such Options otherwise remain exercisable but are not exercised within three months of termination of employment (or such other period of time provided in Section 422 of the Code).
10.Stock Appreciation Rights.
10.1    General. An Award of a Stock Appreciation Right shall entitle the Participant, subject to terms and conditions determined by the Committee, to receive upon exercise of the right an amount equal to or otherwise based on the excess of (a) the Fair Market Value of a Share at the time of exercise over (b) the exercise price of the right, as established by the Committee on the date the award is granted. Stock Appreciation Rights may be granted to Participants from time to time. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. All Stock Appreciation Rights shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 9. Subject to the foregoing sentence and the terms of the Plan, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate.
10.2    Exercise Price. The per Share price for exercise of Stock Appreciation Rights shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Fair Market Value of the Shares subject to the Award on the date of grant; provided, however, that the per Share exercise price with respect to a Stock Appreciation Right that is granted in connection with a merger or other acquisition as a Substitute Award for stock appreciation rights held by awardees of the acquired entity may be less than 100% of the Fair Market Value on the date such Award is granted. The terms and conditions of any Substitute Award are intended to meet all requirements necessary to prevent such Substitute Awards from being treated as the grant of a new stock right or a change in the form of payment within the meaning of the final regulations under Code §409A.
10.3    Exercise Term. Each Stock Appreciation Right shall have a Term established by the Committee, provided that no Stock Appreciation Right shall be exercisable after ten years from the date of grant.
10.4    No Repricing. Other than in connection with a change in the Company’s capitalization or other transaction (as described in Section 22), a Stock Appreciation Right may not be repriced without shareholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price, canceling outstanding Stock Appreciation Rights with an exercise price less than Fair Market Value in exchange for cash or Awards or taking any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded).
11.Director Awards.
11.1    The Committee shall determine all Awards to Directors. The terms and conditions of any grant to any such Director may be set forth in an Award Agreement. Directors may only be granted Awards under the Plan in accordance with this Section 11 and such Awards shall not be subject to management’s discretion. From time to time, the Committee shall set the amount(s) and type(s) of Awards that shall be granted to all Directors on a periodic, nondiscriminatory basis, as well as any additional Award(s) to be granted, also on a periodic, nondiscriminatory basis, based on one or more of the following: service of a Director as the chair of a committee of the Board, service of a Director as Chair of the Board or Lead Independent Director, the number or type of committees of the Board on which a Director serves or the first selection or appointment of an individual to the Board as a Director. Subject to the limits set forth in Section 3 and the foregoing, the Committee shall pursuant to the Plan grant such Awards to Directors, as it shall from time to time determine. If a Director subsequently becomes an Employee, the service requirement of the Award can be satisfied by such subsequent employment and the Award shall not terminate solely because of the change in status.
11.2    Director Compensation Limit. Notwithstanding the foregoing, the total annual compensation earned by any individual Director for service as a Director, inclusive of cash compensation and Awards granted under this Plan (valued based on their grant date fair value under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto), shall not exceed $750,000; provided, however, that the total annual compensation earned by the Chair of the Board or by the Lead Independent Director may exceed $750,000 but not $1,500,000.
12.Nontransferability of Rights. Unless the Committee provides otherwise with respect to transfers to a Participant’s family members or to trusts or partnerships for the benefit of a Participant or the Participant’s family members, (i) no rights under any Award will be assignable or transferable and no Participant or Beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under any Award, and (ii) the rights and the benefits of any Award may be exercised and received during the lifetime of the Participant only by the Participant or by the Participant’s legal representative.
13.Termination of Employment.
13.1    Transfers of employment between the Company and an Affiliate, or between Affiliates, will not constitute termination of employment for purposes of any Award.
13.2    The Committee may specify whether any authorized leave of absence or absence for military or government service or for any other reasons will constitute a termination of employment for purposes of the Award and the Plan.
13.3    Notwithstanding anything in this Section 13 to the contrary, if any portion of an Award that is subject to Code §409A may be distributed upon the event of a Participant’s termination of employment (including but not limited to a termination of employment that qualifies as a Retirement), the Participant will be deemed to have a termination of employment with respect to such portion of the Award if and only if the Participant has a “separation from service” within the meaning of Treas. Reg. §1.409A-1(h).
14.Effective Date and Duration of the Plan.
14.1    Effective Date. The Plan was originally effective and adopted as of April 22, 2022 (the “Effective Date”), upon the approval of the Plan by the shareholders of the Company. This amendment and restatement of the Plan has been approved by the Board, but it will become effective only on the date (the “2026 Restatement Date”) that it is approved by the Company’s shareholders at the annual meeting of the Company’s shareholders on April 28, 2026 or any adjournment thereof (the “2026 Shareholder Meeting”). If this amendment and restatement of the Plan is not approved by the affirmative vote of the holders of a majority of the outstanding Shares of the Company present, or represented by proxy, and entitled to vote thereon, at the 2026 Shareholder Meeting in accordance with the laws of the State of Delaware and other applicable requirements, this amendment and restatement shall be void and the terms of the Plan in effect prior to this amendment and restatement shall instead govern.
14.2    Duration of the Plan. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the 2026 Restatement Date; provided that Incentive Stock Options may not be granted hereunder after February 24, 2036. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.
15.Right to Terminate Employment or Service. Nothing in the Plan shall confer upon any Participant the right to continue in the employment or service of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate employment of the Participant.
16.Compliance With Laws; Listing and Registration of Shares. All Awards granted under the Plan (and all issuances of Shares or other securities or cash under the Plan) shall be subject to all applicable laws, rules, regulations and orders, including compliance with the requirements of 12 C.F.R. Part 359 and orders issued under 12 U.S.C § 1818(b), and to the requirement that if at any time the Committee shall determine that the listing, registration or qualification of the Shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Award or the issue or purchase of Shares thereunder, such Award may not be exercised in whole or in part, or the restrictions on such Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. If the exercise of an Option would be prohibited solely because the issuance of Shares would violate the registration requirements of the Securities Act of 1933, as amended, the Option shall remain exercisable until the earlier of (i) the expiration of its Term (without regard to any shortening of the Term because of termination of employment or service) and (ii) the expiration of a period of three months after the Participant’s termination of employment or service during which the exercise of the Option would not be in violation of the Securities Act of 1933, as amended.
Without amending the Plan, the Committee may grant Awards to Employees and Directors who are foreign nationals on such terms and conditions different from those specified in this Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of this Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Affiliate may operate or have Employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit this Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of this Plan.
17.Conditions and Restrictions Upon Securities Subject to Awards. The Committee may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
18.Recoupment of Awards. All Awards (including Awards that have vested in accordance with an Award Agreement, and including any proceeds, gains or other economic benefit actually or constructively received by any Participant upon receipt, exercise or settlement of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to any applicable forfeiture, recoupment, cancellation, malus or clawback policies, practices or provisions adopted by the Company from time to time, and any applicable reduction, recoupment, cancellation, malus or clawback requirements imposed under applicable laws, rules or regulations or any applicable securities exchange listing standards. No recovery of compensation under such a clawback policy or guidelines or under applicable law will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a resignation for “good reason” or for a “constructive termination” or any similar term under any plan or agreement with the Company or an Affiliate.
19.Withholding Taxes. The Company or an Affiliate shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or an Affiliate), including all payments under this Plan, or make other arrangements for the collection of (including through the sale of Shares otherwise issuable pursuant to the applicable Award), all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Award or a disqualifying disposition of Shares received upon exercise of an Incentive Stock Option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Award. To the extent specified by the Committee, withholding may be satisfied by withholding Shares to be received upon exercise or vesting of an Award or by delivery to the Company of previously owned Shares. In addition, the Company may reasonably delay the issuance or delivery of Shares pursuant to an Award as it determines appropriate to address tax withholding and other administrative matters.
20.No Liability of Company. The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, Beneficiary or any other person as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain, from any regulatory body having jurisdiction over the matter, the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; (b) any tax consequence to any Participant, Beneficiary or other person including, without limitation, due to the receipt, vesting, exercise or settlement of any Award granted hereunder; or (c) any provision of law or legal restriction that prohibits or restricts the transfer of Shares issued pursuant to any Award.
21.Amendment, Modification and Termination of the Plan. The Board, the Human Resources Committee of the Board or the Governance and Nominating Committee of the Board may at any time terminate, suspend or modify the Plan, except that the Board or Committee will not, without authorization of the shareholders of the Company, effect any change (other than through adjustment for changes in capitalization as provided in Section 22) which will reduce the exercise price of, or reprice, outstanding Options or Stock Appreciation Rights as set forth in Section 9.6 or Section 10.4 or otherwise amend the Plan in any manner requiring shareholder approval by law or under the New York Stock Exchange listing requirements.
No termination, suspension, or modification of the Plan will adversely affect in any material manner any right acquired by any Participant or any Beneficiary under an Award granted before the date of termination, suspension, or modification, unless otherwise agreed to by the Participant or required to facilitate compliance with applicable law; but it will be conclusively presumed that any adjustment for changes in capitalization provided for in Section 22 does not adversely affect any right.
22.Adjustments.
22.1    In the event that the number of Shares shall be increased or decreased through a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, stock dividend, or similar transaction, then each Share that has been authorized for issuance under the Plan, whether such Share is then currently subject to or may become subject to an Award under the Plan, as well as the per share limits set forth in Section 3, shall be adjusted by the Committee to reflect such increase or decrease, as it determines appropriate, in its sole discretion. The terms of any outstanding Award shall also be adjusted by the Committee as to price, number of Shares subject to such Award and other terms to reflect the foregoing events as the Committee determines appropriate, in its sole discretion.
22.2    In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, whether by reason of a merger, consolidation or otherwise, then the Committee shall, in its sole discretion, determine the appropriate adjustment, if any, to be effected and effect such adjustment.
22.3    In the event of a Change in Control, except as otherwise set forth in an applicable Award Agreement, the surviving or purchasing corporation or other entity (or ultimate parent thereof), as the case may be (the “buyer”), may, without the consent of any Participant, either assume the Company’s rights and obligations under outstanding Awards, or substitute such Awards with substantially equivalent Awards covering shares of the buyer’s stock, with terms no less favorable than the terms of the Awards they replace. Except as set forth in an applicable Award Agreement, in the event that outstanding and unvested Awards or portions thereof are not assumed or substituted in connection with a Change in Control, such Awards or portions thereof shall immediately vest and shall be settled in cash, Shares, or a combination thereof, as determined by the Committee (as constituted immediately prior to the Change in Control), within twenty (20) days following such Change in Control (except to the extent that settlement of an Award must be made pursuant to its original schedule or following a six-month delay in order to comply with Code §409A), notwithstanding that the applicable performance period, retention period or other restrictions and conditions have not been completed or satisfied.

Except as otherwise set forth in the applicable Award Agreement, any performance criteria associated with Awards that are not assumed or substituted in connection with a Change in Control shall be deemed satisfied based on the greater of target performance and projected performance.
22.4    Unless otherwise determined by the Committee, no right to Fractional Share Interests shall result from any adjustment in Awards pursuant to this Section 22. In case of any such adjustment, unless otherwise approved by the Committee, the Shares subject to the Award shall be rounded down to the nearest whole Share. Notice of any adjustment shall be given by the Company to each Participant, which shall have been so adjusted and such adjustment (whether or not notice is given) shall be effective and binding for all purposes of the Plan.
22.5    Any adjustment to Options or Stock Appreciation Rights made pursuant to this Section 22 is intended to satisfy all requirements necessary to prevent the adjusted Awards from being treated as the grant of a new stock right or a change in the form of payment within the meaning of the final regulations under Code §409A.
22.6    Subject to Section 24 and to the extent such adjustments are not intended to affect the status of any Award, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or infrequently occurring events affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in accounting standards, principles, practices or policies, including the interpretation or application thereof, or in tax or other laws, rules, or regulations, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan.
23.Severability. If any provision of this Plan is determined to be illegal or invalid (in whole or in part) for any reason, or if the Committee cannot reasonably interpret any provision so as to avoid violation of Code §409A or constructive receipt of compensation under this Plan before the actual receipt of such compensation, this Plan shall be construed and enforced as if the provision had not been included.
24.Interpretation. This Plan, as amended, is intended to satisfy the requirements of Code §409A and applicable guidance thereunder with respect to compensation payable pursuant to this Plan. It is not intended to materially modify the terms and conditions applicable to any other amounts payable pursuant to this Plan. This Plan shall be construed and administered accordingly. Therefore, to the extent an Award is subject to Code §409A, discretion otherwise permitted under the Plan is not intended to be exercised with respect to such Award in a manner which will violate the requirements of Code §409A. In addition, to the extent an Award is subject to Code §409A and payment or distribution is provided for upon termination or cessation of employment or a comparable event, such event shall be interpreted consistent with the definition of “separation from service” within the meaning of Treas. Reg. §1.409A-1(h).
Notwithstanding anything in this Plan to the contrary, to the extent required by Code §409A, payment of the portion of any Award that is subject to Code §409A shall not be accelerated pursuant to Section 22 unless the event also qualifies as a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Treas. Reg. §1.409A-3(i)(5) (a “qualifying event”). In the event payment of Shares attributable to Restricted Share Rights is accelerated pursuant to Section 22 because of a qualifying event or a qualifying event and termination of employment, such payment shall be made within twenty (20) days after the qualifying event or termination of employment, respectively (except to the extent that settlement of an Award must be made pursuant to its original schedule or following a six-month delay in order to comply with Code §409A).
To the extent required by Code §409A, the portion of any Restricted Share Right, Performance Share or Performance Unit Award that is subject to Code §409A and becomes payable to an Employee pursuant to a termination of employment shall be paid six months after the date of such termination of employment if the Employee is a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i).
25.No Representation Made Regarding Code §409A Compliance. Notwithstanding any other provision in the Plan, the Company makes no representations that the Awards granted under the Plan shall be exempt from or comply with Code §409A and makes no undertaking to preclude Code §409A from applying to Awards granted under the Plan.
26.Governing Law. This Plan, all Awards granted hereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.
27.Fractional Shares Interests. Fractional Share Interests may be allocated to a Participant’s account under the Plan through an arrangement facilitated by the Company’s specified brokerage firm. To the extent that Fractional Share Interests are allocated to a Participant’s account, references in the Plan to Shares shall include Fractional Share Interests when used in the context of Shares underlying Awards or issuable pursuant to Awards, unless otherwise expressly provided or otherwise suggested by the context. Notwithstanding the foregoing or anything to the contrary in the Plan, no fractional Shares shall be issued by the Company (whether in certificate or book entry form) in connection with any Fractional Share Interests. Any such Fractional Share Interests, as facilitated by the Company’s specified brokerage firm, may be recorded in the books of such designated broker for purposes of providing holders of Fractional Share Interests with such rights of shareholders with respect to Shares as may be specified in the Award Agreement or other communications evidencing Awards made under this Plan.

Appendix A

Definitions. The following terms shall have the meanings set forth in this Appendix A whenever used in the Plan. Except when otherwise indicated by context, reference to the masculine gender shall also include, when used, the feminine gender and the neutral gender and vice versa, and any term used in the singular shall also include the plural.

“Affiliate” means any corporation or limited liability company, a majority of the voting stock or membership interests of which is directly or indirectly owned by the Company, and any partnership or joint venture designated by the Committee in which any such corporation or limited liability company is a partner or joint venturer.

“Award” means a grant made under this Plan in the form of Performance Shares, Performance Units, Restricted Stock, Stock Awards, Restricted Share Rights, Options, or Stock Appreciation Rights.

“Award Agreement” means a written or electronic agreement, contract or other instrument or document evidencing the terms and conditions of an Award which may, but need not, be executed by the Participant and/or the Company (or an authorized representative of the Company).

“Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Company to receive benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 13 hereof; provided, however, that any beneficiary designation of a Participant outside of the United States will be subject to approval by the Company and compliance with applicable law. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means, (a) for a Participant outside of the United States, person or persons entitled by will or the laws of the descent and distribution to receive such benefits, and (b) for a Participant within the United States, the first of the following classes of beneficiaries in which there is a survivor:
(a)The Participant’s spouse or domestic partner.
(b)The Participant’s biological and adopted children, except that if any of his or her children predecease the Participant but leave descendants surviving the Participant, such descendants shall take by right of representation the share their parent would have taken if living.
(c)The Participant’s parents.
(d)The Participant’s brothers and sisters.
(e)The Participant’s estate.
“Board” means the Board of Directors of the Company.

“Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company within the meaning of Treas. Reg. section 1.409A-3(i)(5) as determined by the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

“Committee,” unless otherwise specified or another committee, which may be composed by one or more officers or Employees who are selected by the Board or the Human Resources Committee, means with respect to the Awards to Employees, the Human Resources Committee of the Board and with respect to the Awards to Directors, the Governance and Nominating Committee of the Board.

“Company” means Wells Fargo & Company, a Delaware corporation.

“Director” means a member of the Board (as constituted from time to time) who is not an officer or other employee of the Company or an Affiliate.

“Employee” means (i) an individual who is a common law employee (including an officer or director who is also an employee) of the Company or an Affiliate, and (ii) an individual (a) who is no longer employed by the Company or an Affiliate due to Retirement or otherwise, (b) who is eligible to receive a bonus or other incentive compensation earned while in the employment of the Company or an Affiliate, and (c) whose bonus or other incentive compensation is determined by the Committee, in its discretion, to be paid in the form of an Award under the Plan, whether in whole or in part.

“Executive Officer” means an individual who is or was subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

“Fair Market Value” as of any date means, unless a different calculation measure is specified by the Committee, that day’s closing sales price of a Share on the New York Stock Exchange.

“Fractional Share Interest” means an interest in a Share allocated to a Participant pursuant to an Award and facilitated by the Company’s specified brokerage firm, providing for such rights with respect to a Share as shall be specified by the Committee.

“Incentive Stock Option” means any Option designated as such and which is intended to meet the requirements of Section 422 of the Code.

“Non-Qualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Shares, and includes an Incentive Stock Option or a Non-Qualified Stock Option.

“Participant” means a person described in Section 4 designated by the Committee to receive an Award under the Plan.

“Performance Period” means the performance period specified by the Committee at the time any relevant Award is granted or at any time thereafter during which any performance criteria specified by the Committee with respect to such Award are to be measured.

“Performance Shares” means an Award granted under Section 4 which entitles a Participant to receive Shares, their cash equivalent, or a combination thereof, based on the achievement of one or more specified performance criteria during one or more Performance Periods.

“Performance Units” means an Award granted under Section 5 which entitles a Participant to receive cash, Shares, or a combination thereof, based on the achievement of one or more specified performance criteria during one or more Performance Periods.

“Plan” means this Long-Term Incentive Plan, as amended and restated as of the 2026 Restatement Date, and as may be further amended from time to time.

“Restricted Share Right” means an Award granted under Section 8 of the right to receive a Share, its cash equivalent, or a combination thereof, subject to vesting and such other restrictions imposed pursuant to said Section, together with dividend equivalents with respect to such right to receive a Share if and as so determined by the Committee.

“Restricted Stock” means a Share granted under Section 6 that is subject to restrictions imposed pursuant to said Section.

“Retirement” is as defined in the applicable Award Agreement.

“Share” means a share of the common stock, $1-2/3 par value per share, of the Company.

“Shorter Vesting Awards” has the meaning set forth in Section 6.2.

“Stock Appreciation Right” means a right awarded to a Participant pursuant to Section 11 that entitles the Participant to receive, in cash, Shares or a combination thereof, as determined by the Committee, an amount equal to or otherwise based on the excess of (a) the Fair Market Value of a Share at the time of exercise over (b) the exercise price of the right, as established by the Committee on the date the Award is granted.

“Stock Award” means an Award of Shares granted to a Participant pursuant to Section 7.

“Substitute Award” means an Award granted in connection with a transaction in substitution, exchange, conversion, adjustment, assumption or replacement of awards previously granted by an entity acquired by the Company or an Affiliate or with which the Company or an Affiliate merges or otherwise combines. The terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

“Term” means the period during which an Option or Stock Appreciation Right may be exercised or the period during which the restrictions placed on a Restricted Share Right or Restricted Stock are in effect.